Exhibit-99(b)
News Release

5 Sarnowski Drive, Glenville, New York 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank

Contact:	Robert M. Leonard
Executive Vice President and Chief Risk Officer
(518) 381-3693

TrustCo announces annual meeting results and implementation of reverse stock split

Glenville, New York – May 20, 2021

The Board of Directors of TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) today announced the results of its 2021 Annual Meeting of Shareholders.  The Company announced that the following individuals were elected as directors to serve terms expiring at the 2022 annual meeting:  Lisa M. Lucarelli, Thomas O. Maggs, Anthony J. Marinello MD, PhD, Robert J. McCormick, Kimberly A. Russell, and Frank B. Silverman, with each director securing more than 90% of votes cast.  Shareholders also expressed strong support for the advisory resolution on the compensation of the company’s executive officers.  Likewise, the shareholders approved a reverse stock split of TrustCo’s Common Stock at a ratio of 1 for 5 and an amendment to TrustCo’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of TrustCo Common Stock at a ratio of 1 for 5 and a corresponding proportionate reduction in TrustCo’s authorized Common Stock.  Finally, the Company announced that the shareholders ratified the selection of Crowe, LLP as the Company’s independent auditors for 2021.

The Company declared that it anticipates that it will implement the approved reverse stock split effective on May 28, 2021 and indicated that the dividend announced on May 18, 2021, payable July 1, 2021 to shareholders of record as of June 4, 2021, will be proportionately adjusted to reflect the reverse stock split.  The split-adjusted quarterly cash dividend will be $0.340625 per share, or $1.3625 per share on an annualized basis.

In a letter to be mailed to all shareholders of record, Chairman, President, and CEO Robert J. McCormick said “This is great news for the company and is expected to better position us in the stock market with a share price that we believe will be attractive to a broader pool of investors.”  Separately, Mr. McCormick also said “We are very grateful for the strong shareholder support for this initiative and for the members of our board of directors.”

About TrustCo Bank Corp NY
TrustCo Bank Corp NY is a $6.0 billion savings and loan holding company. Through its subsidiary, Trustco Bank, Trustco operates 148 offices in New York, New Jersey, Vermont, Massachusetts and Florida. Trustco has a more than 100-year tradition of providing high-quality services, including a wide variety of deposit and loan products. In addition, Trustco Bank’s Financial Services Department offers a full range of investment services, retirement planning and trust and estate administration services. Trustco Bank is rated as one of the best performing savings banks in the country. The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST. For more information, visit www.trustcobank.com.

Safe Harbor Statement

All statements in this news release that are not historical, including statements regarding TrustCo’s intent to effect a reverse stock split,  are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and such forward-looking statements are subject to factors that could cause actual results to differ materially from those discussed. Examples of these factors include, but are not limited to, financial, operational and legal risks and uncertainties detailed from time to time in TrustCo’s cautionary statements contained in its Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (“SEC”) on February 26, 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 7, 2021, and its other filings with the SEC.

The forward-looking statements contained in this news release speak only as of today’s date. TrustCo disclaims any obligations to update forward-looking statements contained in this news release or in the above referenced reports, whether as a result of new information, future events or otherwise.